Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-98073 on Form S-8 of Community Valley Bancorp of our report, dated April 15, 2010 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Community Valley Bancorp for the year ended December 31, 2009.

/s/ Perry-Smith LLP

Sacramento, California
April 15, 2010